EXHIBIT 4.1
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               TERMINATION AGREEMENT AND GUARANTEE

     THIS TERMINATION AGREEMENT AND GUARANTEE ("Agreement"), is made and entered into this 24th day of June, 1994, by and among U S WEST, Inc., a Colorado corporation ("U S WEST"), U S WEST Capital Corporation, a Colorado corporation and wholly-owned subsidiary of U S WEST ("Capital Corp."), and U S WEST Financial Services, Inc., a Colorado corporation and wholly-owned subsidiary of Capital Corp. ("USWFS").

     WHEREAS, U S WEST, Capital Corp. and USWFS have entered into an Amended and Restated Support and Capital Subscription
Agreement dated as of January 5, 1990 (the "Support Agreement"), pursuant to which U S WEST agreed to provide financial support to USWFS in order to assist USWFS to borrow funds at the most favorable terms possible;

     WHEREAS, U S WEST, Capital Corp. and USWFS desire to terminate the Support Agreement and provide replacement financial support with a direct guarantee by U S WEST of all outstanding indebtedness of USWFS for money borrowed;

     WHEREAS, pursuant to Paragraph 7 of the Support Agreement,
U S WEST, Capital Corp. and USWFS may terminate the Support Agreement with respect to any Debt (as therein defined) if two nationally recognized statistical rating organizations confirm in writing that their ratings for such Debt would remain the same after such termination; and

     WHEREAS, two such nationally recognized statistical rating organizations have confirmed to USWFS in writing that their rating for the Outstanding Securities (as herein defined) of USWFS will remain the same if the Support Agreement is replaced with a direct guarantee by U S WEST of such Outstanding Securities on the terms provided herein.


     NOW, THEREFORE, in consideration of the following agreements and covenants, U S WEST, Capital Corp. and USWFS agree as follows:

     1. TERMS DEFINED. Unless the context requires otherwise, the following terms shall for all purposes of this Agreement have the meanings herein specified and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined.

          a. The term "Outstanding Securities" shall mean all indebtedness for money borrowed of USWFS evidenced by senior debt securities issued under that certain Indenture, dated as of November 1, 1986, among U S WEST, USWFS and The Chase Manhattan

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Bank, N.A., as trustee (the "Trustee"), as amended by that
certain First Supplemental Indenture dated as of September 24,
1990 (the "Indenture"), and outstanding as of the date of this Agreement and listed on the Schedule attached hereto.

          b. The term "Lender" shall mean any person or entity to whom USWFS is obligated under the Outstanding Securities.

     2. GUARANTEE BY U S WEST OF OUTSTANDING SECURITIES. For the benefit of each Lender, U S WEST hereby absolutely and unconditionally guarantees the due and punctual payment without set off or counterclaim of the principal of (and premium, if any) and interest, if any, on all Outstanding Securities and the due and punctual payment of any sinking fund payments provided for pursuant to the terms of such Outstanding Securities, when and as the same shall become due and payable, whether on the maturity date thereof, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms thereof and of the Indenture. In case of the failure of USWFS punctually to make any such payment of principal, premium, interest or sinking fund payment, U S WEST shall cause any such payment to be made punctually when and as the same shall become due and payable, whether on the maturity date thereof or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by USWFS. Such guarantee is hereinafter called the "Guarantee". The Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment made in respect of any of the Outstanding Securities, in whole or in part, is rescinded or must otherwise be returned by any Lender to USWFS or U S WEST upon the insolvency, bankruptcy or reorganization of USWFS or otherwise, all as though such payment had not been made.

     This Guarantee is a guarantee of payment and not collection, and the obligations of U S WEST hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any of the Outstanding Securities or the Indenture, any failure to enforce the provisions of any of the Outstanding Securities or the Indenture, or any waiver, modification or indulgence granted to USWFS with respect thereto by the registered holders of the Outstanding Securities or the Trustee, the recovery of any judgment against USWFS or any action to enforce the same, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the prior written consent of U S WEST, increase the principal amount of the Outstanding Securities, or increase the

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rate of interest thereon or increase any premium payable upon redemption thereof or increase any sinking fund payment required under such Outstanding Securities except as and to the extent that any such increase is pursuant to the terms of the Outstanding Securities or of the Indenture as currently in effect. U S WEST hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of USWFS, any right to require a proceeding first against USWFS, protest or notice with respect to any of the Outstanding Securities or the indebtedness evidenced thereby or with respect to any sinking fund payment required under any of the Outstanding Securities and all demands whatsoever, and covenants that the Guarantee will not be discharged except by payment in full of the principal of, any premium and interest on, and any sinking fund payments required with respect to, the Outstanding Securities and the complete performance of all other obligations contained in the Outstanding Securities and the Guarantee.

     U S WEST shall be subrogated to all rights of the registered holders of the Outstanding Securities against USWFS in respect of any amounts paid to such registered holders by U S WEST pursuant to the provisions of the Guarantee; provided, however, that U S WEST shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any sinking fund payments required with respect to, all Outstanding Securities shall have been paid in full.

     Subject to the rights of other creditors of U S WEST set forth in this Guarantee and in the Indenture, no reference herein to the Indenture and no provision of the Guarantee or of the Indenture shall alter or impair the guarantee of U S WEST, which is absolute and unconditional, of the due and punctual payment of the principal of, any premium and interest on, and any sinking fund payments with respect to, the Outstanding Securities.

     U S WEST consents to the service of process in, and agrees to accept the jurisdiction of any state or federal court in, the city and state of New York with respect to any claim under or arising out of this Guarantee.

     3. AMENDMENTS. This Agreement may be supplemented or modified provided that no such supplement or modification adversely affects the rights of any of the parties hereunder or any Securityholder, as defined in the Indenture, in any material way.

     4. TERMINATION OF SUPPORT AGREEMENT. This Agreement terminates the effectiveness of all terms and provisions of the

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Support Agreement as to indebtedness of USWFS outstanding as of the date of this Agreement covered by the Support Agreement.

     5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements and instruments made and to be performed wholly within such jurisdiction.

     6. CAPTIONS. The descriptive headings of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

     8. SUCCESSORS AND ASSIGNS. This Agreement and all obligations of the parties hereunder shall be binding upon their respective successors and assigns, and shall, together with all rights of the parties hereunder, inure to the benefit of such respective successors and assigns.

     WITNESS our hands the year and day above written.

                              U S WEST, INC.


                              By:
                                 -------------------------------
                                 Title:

                              U S WEST CAPITAL CORPORATION


                              By:
                                 --------------------------------
                                 Title:

                              U S WEST FINANCIAL SERVICES, INC.


                              By:
                                 --------------------------------
                                 Title: